UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 17, 2015

On Assignment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-20540	95-4023433
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
26745 Malibu Hills Road
Calabasas, CA 91301
(Address, including zip code, of Principal Executive Offices)
Registrant's telephone number, including area code: (818) 878-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    On November 17, 2015, On Assignment, Inc. (the “Company”) entered into a Second Amended and Restated Senior Executive Agreement with Peter T. Dameris, its Chief Executive Officer, which is effective as of December 31, 2015 and amends Mr. Dameris’ employment agreement with the Company dated December 13, 2012 (as amended and restated, the “Employment Agreement”). In addition, the Company entered into a Second Amended and Restated Executive Change of Control Agreement with Mr. Dameris effective December 31, 2015, which amends Mr. Dameris’ change of control agreement with the Company dated December 11, 2008 (as amended and restated, the “Change of Control Agreement” and, together with the Employment Agreement, the “Amended Agreements”).

Some of the key differences between the Amended Agreements and the original employment agreement and change of control agreement are:

•
Mr. Dameris will no longer be entitled to a modified single trigger change of control arrangement, however he will be entitled to payments and benefits under his Change of Control Agreement upon a qualifying termination that occurs within 18 months (rather than six months and 10 business days) following the change of control.

•	Equity awards granted to Mr. Dameris after November 17, 2015 will be subject to double-trigger (rather than single-trigger) accelerated vesting.

•	Under the Amended Agreements, Mr. Dameris will no longer be eligible to receive severance payments and benefits upon a Company non-renewal of the term of the Employment Agreement.

•
Mr. Dameris will no longer be entitled to a Section 280G excise tax gross-up on payment and benefits payable in connection with a change of control of the Company, and instead will be subject to a “best pay cap.”

•
The term of the Employment Agreement will end on December 31, 2019 (subject to Mr. Dameris’ continued employment), with automatic one-year renewals thereafter. In addition, the Employment Agreement increases Mr. Dameris’ annual base salary to $926,000, and he will be eligible to earn a target annual bonus of at least 100% of his annual base salary, with a maximum bonus opportunity of 200% of his annual base salary.

•
For each of 2016 through 2019, Mr. Dameris will be eligible to receive generally the same Tranche A, B and C long-term incentive awards (as defined in the Employment Agreement) that he received under his prior employment agreement, with the exceptions that the maximum amount of the Tranche B award was increased by a total of $300,000, and the $500,000 value Tranche C award was annualized. The performance targets, vesting and value of the awards otherwise remain the same for the Tranche A, B and C awards:

•
In connection with entering into the Employment Agreement, in January 2016 the Company will award Mr. Dameris an RSU grant having a value of $800,000 (the “Additional RSU Award”), with one-fourth of the award vesting on January 2 of each of the four years following the year of grant, subject to the Company’s achievement of positive adjusted EBITDA in 2016 and Mr. Dameris’ continued employment through the applicable vesting date. In addition, the Additional RSU Award will vest in full upon a termination of Mr. Dameris’ employment due to his death, disability or a termination without cause.

The above summary of the terms of the Employment Agreement and Change of Control Agreement are qualified in their entirety by reference to the agreements, copies of which are attached hereto as Exhibit 10.1 and 10.2, respectively, and are incorporated in this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits

10.1	Second Amended and Restated Senior Executive Agreement between On Assignment, Inc. and Peter T. Dameris, dated November 17, 2015
10.2	Second Amended and Restated Change of Control Agreement between On Assignment, Inc. and Peter T. Dameris, dated November 17, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On Assignment, Inc.

Date: November 23, 2015	/s/ Jennifer Hankes Painter
Jennifer Hankes Painter
SVP, Chief Legal Officer and Secretary